For Release:  May 17, 2004  4:00 p.m. EDT

   AMERICAN WATER STAR, INC. ANNOUNCES SECOND TRANCHE OF $8 MILLION FINANCING
                           AND EFFECTIVENESS OF SB-2

      Las Vegas - (BUSINESS WIRE) - May 17, 2004 - American Water Star, Inc. (OTCBB: AMWS - News) announced today it has closed the second tranche of its financing to raise $8 million in gross proceeds from a private placement of its common stock and warrants to institutional and accredited investors. The first tranche closed in mid-February. American Water Star intends to use the net proceeds to acquire equipment and to finance accounts receivable and inventory.

      The Company also announced today that its SB-2 registration statement filed in connection with the financing was declared effective by the Securities and Exchange Commission on May 14, 2004.

      This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company's securities. The financing was made by the Company and any opportunity to participate in it was available to a very limited group of institutional and other accredited investors.

ABOUT: AMERICAN WATER STAR, INC.:

      American Water Star Inc. ("AMWS") is a publicly traded company, OTC BB:
AMWS, and is engaged in the beverage bottling industry. Its product brands are both licensed and developed in- house, and bottled in strategic locations throughout the United States. AMWS' beverage products are sold by the truckload, principally to distributors, who sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

      At AMWS, we believe our great-tasting, new zero sugar, zero calorie flavored water beverages have positioned us to capture a large share of the market for healthy flavored waters. Our products include: Hawaiian Tropic - our latest product featuring a sugar-free, no carbonation, caffeine-free, sodium-free tropical drink. Hawaiian Tropic flavors include Strawberry Kiwi, Kiwi- Lemon Lime, Orange Guava and Pineapple Grapefruit. For the grade school age children we are introducing Geyser Sport and Aqua Fresca Sport - our new non-sugared, 0 calorie, 0 carbohydrates, 0 sodium, vitamin and mineral-enriched, fruit-flavored beverage brand. Our other premium beverages include; Geyser Fruit Beverages - our line of eight different fruit-flavored waters, which have proven to be popular with consumers and Geyser Fruta - our Latin line of seven different fruit-flavored beverages.

FORWARD LOOKING STATEMENTS:

      Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage, and integrate acquired businesses; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in AMWS' Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 2003, and subsequent Forms 10-QSB and 8-K. Actual results may differ materially from management's expectations.

Contact:

American Water Star, Inc.                         Redwood Consultants, LLC
Donald Hejmanowski, 702-740-7036                  Jens Dalsgaard, 415-884-0348